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                                                                    EXHIBIT 21.3




                                    OFFER BY

                             VINLAND PROPERTY TRUST

                           TO PURCHASE SHARES OF ITS
                       BENEFICIAL INTEREST, NO PAR VALUE

                           MADE ONLY TO SHAREHOLDERS
                           WITH AGGREGATE HOLDINGS OF
                               99 OR FEWER SHARES

                           -------------------------

Date of offer . . . . . . . . . . . . . . . . . . . . . . . . . December 1, 1995
Record date . . . . . . . . . . . . . . . . . . . . . . . . . . December 1, 1995
Date of Expiration of Offer . . . . . . . . . . . . . . . . . . . . . .3:00 P.M.
                                                              New York City Time
                                                                January 31, 1996
Purchase Price per Share  . . . . . . . . . . . . . . . . . . . . . Next Closing
                                                                        Price on
                                                                   Date Received
                           -------------------------



         Vinland Property Trust, a California real estate investment trust (the "Trust") with its principal executive offices located at 3878 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219, hereby offers to purchase all, but not less than all, shares of its Beneficial Interest, no par value (the "Shares"), of each Shareholder of the Trust holding only 99 or fewer Shares (or less than 500 Shares before giving effect to a 1-for-5 reverse share split which became effective at the close of business on December 1, 1995) of the Trust, either of record or beneficially, on December 1, 1995 (the "Offer"). All information set forth in the Offer has been adjusted to give effect to a 1-for-5 reverse share split which became effective December 1, 1995, unless otherwise stated below.
A new share is referred to as a "Post-Split Share;" a share outstanding prior to the reverse split is referred to as an "Old Share."

         While the Trust appreciates your continuing interest and investment, the Trust is making the Offer to reduce future servicing costs, including printing and mailing of quarterly and annual reports, proxy materials and other communications, which are relatively high for small accounts and burdensome for the Trust. The Trust believes that the cost saving will benefit both the Trust and its remaining Shareholders. The Offer will allow the Shareholders who hold a limited number of Shares the opportunity to sell without incurring the disproportionately high expense involved in selling a small number of shares in normal brokerage transactions.
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         PRICE.  The Trust will purchase all Post-Split Shares that are duly tendered (as set forth below) at a price equal to the next closing price of the Trust's Post-Split Shares as reported by the NASDAQ Interdealer Quotation System on the day on which the Trust, through its Transfer Agent and Registrar, receives the Letter of Transmittal, properly completed, signed and validly tendered with certificates for Old Shares attached at the address listed in the Letter of Transmittal. The Trust will pay all expenses in connection with the sale and you will not be required to pay any brokerage commissions or similar charges.

         NUMBER OF SHARES AND EXPIRATION DATE. The Offer expires at 3:00 P.M., New York City time, on January 31, 1996 (the "Expiration Date"), unless the Trust notifies Shareholders in writing of termination thereof prior to that date or unless further extended by the Trust. The Trust will purchase all Shares that are validly tendered. Partial tenders will not be accepted. The Trust may, at its election, extend the Offer. The Trust reserves the right to extend, amend and/or terminate the offer at any time as well as the right to reject or waive any irregularities of any transmittal not in proper order. The Offer is not being made to, nor will the Trust accept tenders from, any Shareholder in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

         BENEFICIAL OWNERSHIP. Holders of Shares held in street name may request that the record holders tender the Shares beneficially owned by them. The record owner must represent that (i) only Shares owned by beneficial holders of 99 or fewer Post-Split Shares (less than 500 Old Shares) are being tendered and (ii) the tender includes all Shares held by such record owner for the account of each beneficial owner for whom Shares are being tendered.

         TAX CONSEQUENCES OF TENDER. A tender of Post-Split Shares pursuant to the Offer and the Trust's purchase of such Post-Split Shares will be a taxable transaction. Each Shareholder may wish to consult his own selection of tax advisor to determine the tax consequences of his tender.

         INFORMATION CONCERNING SHARE PRICES, THE TRUST AND THE OFFER. As a Shareholder of record of the Trust, you have been furnished with a copy of the Trust's Annual Report to Shareholders which contains audited financial statements and other information concerning the business and operations of the Trust. Shareholders have also recently received a copy of the Trust's Notice of Annual Meeting of Shareholders and related Proxy Statement, each dated October 18, 1995, with respect to an Annual Meeting of Shareholders held on November 20, 1995. Beneficial holders of Post-Split Shares should have been furnished a copy of such Annual Report and Proxy Statement by their principals. The Post-Split Shares are traded in the over-the-counter market, NASDAQ trading





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symbol "VIPTS."  On November 30, 1995, the high and low bid prices of Old
Shares, as reported by the National Association of Securities Dealers, Inc., were $1.00 and $1.00. Additional information concerning the Share prices (prior to a 1-for-5 reverse share split of all of the Trust's Shares occurring on December 1, 1995), is set forth in the Proxy Statement dated October 18, 1995, which was furnished to all Shareholders. As of December 1, 1995, the effective date of the 1-for-5 reverse share split, no price quotations for Post-Split Shares are available. Any Shareholder may request additional information concerning the Offer and other information which may be reasonably requested by writing to the Trust at 3878 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219, attention: Investor Relations.

         Each eligible Shareholder must decide for himself whether to tender his Shares pursuant to the Offer or to continue to hold his Shares. The Trust does not make any recommendation that Shareholders tender or refrain from tendering their Shares and no one has been authorized to make any such recommendation. There is no requirement that you accept the Offer.

         ACCEPTANCE OF OFFER AND PAYMENT FOR SHARES. In order to participate in, and accept, the Offer, follow carefully the instructions on the enclosed Letter of Transmittal.

         Also enclosed is a pre-addressed envelope for use in forwarding to the Trust's agent, American Stock Transfer and Trust Company, the certificate(s) representing Shares and the Letter of Transmittal signed in accordance with the instructions thereon. Please do not endorse your certificate(s) representing Shares. The enclosed Letter of Transmittal, properly signed, will act as a power of attorney to enable the Trust's agent to transfer the Shares. It is recommended that certificates with the Letter of Transmittal be sent by registered or certified mail.

         Payment for all Post-Split Shares duly tendered and purchased pursuant to the Offer will be made as soon as practicable after receipt of each Letter of Transmittal, duly completed, and related certificate(s) representing Shares by the Trust's agent. If the certificate(s) has been lost or destroyed, the Trust will accept your statement of lost or destroyed certificate set forth in the Letter of Transmittal in lieu of delivery of the certificate(s).

         All questions as to the validity, form, eligibility and acceptance of any tender of Shares will be determined by the Trust and such determination will be final and binding.

         If you need help in completing the Letter of Transmittal, have any questions, or require copies of other material, please call the following, at the telephone number listed, and advise that you are calling in reference to the Vinland Property Trust





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Offer.  They will be happy to help you and will provide you with information, free of charge.


                              American Stock Transfer and Trust Company
                              40 Wall Street, 46th Floor
                              New York NY  10005
                              Attn:  Shareholders Relations
                              (718) 921-8200

THIS OFFER IS NOT BEING MADE TO, NOR WILL THE TRUST ACCEPT TENDERS FROM, ANY SHAREHOLDER IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION.

                                       VINLAND PROPERTY TRUST





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